Exhibit 99.1

Yotta Acquisition Corporation Announces Extension of Combination Period and Additional Contribution to Trust Account to Extend Combination Period

New York, NY, June 21, 2023 — Yotta Acquisition Corporation (NASDAQ: YOTA, the “Company”), a special purpose acquisition company, announced today that the Company has deposited $120,000 into the Company’s trust account (the “Trust Account”), in order to extend the period of time the Company has to complete a business combination for an additional one (1) month period, from June 22, 2023 to July 22, 2023. The Company issued a promissory note to Sponsor in the aggregate principal amount of $40,000. The promissory note bears no interest and matures upon the closing of a business combination by the Company. Pursuant to the terms of the Merger Agreement dated, October 24, 2022 by and among the Company, Yotta Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of the Company, and NaturalShrimp Incorporated, a Nevada corporation (“NaturalShrimp”), NaturalShrimp paid one-half of the extension fee while the Company paid the other half. The purpose of the extension is to provide time for the Company to complete a business combination.

About Yotta Acquisition Corporation

Yotta is led by founder Hui Chen (CEO). Yotta is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Hui Chen
Chief Executive Officer
Yotta Acquisition Corporation
hchen@yottaac.com